Exhibit 99.1

eGain Announces Fiscal 2015 Second Quarter Financial Results

•	Total quarterly revenue of $18.9 million, up 7% year over year.
•	Six month total revenue of $39.6 million, up 19% year over year.
•	Quarterly subscription and support revenue of $11.0 million, up 7% year over year.
•	Six months subscription and support revenue of $21.4 million, up 9% year over year.

Sunnyvale, Calif. (February 5, 2015) – eGain (NASDAQ: EGAN), the leading provider of cloud customer engagement solutions, today announced financial results for its fiscal 2015 second quarter ended December 31, 2014.

“The Exony integration is going well,” said Ashu Roy, eGain CEO. “Our innovative value proposition around omnichannel customer journeys, which leverages Exony capabilities, is resonating with clients driving digital transformation. I am encouraged by the progress AJ Berkeley has made in the short time he has been in charge of worldwide sales. Our company has rallied behind the plan of ‘Easy with eGain,’ simplifying our product and standardizing service options with the launch of eGain 14 in December. With increased scale, enhanced partner traction, unique value proposition, and agile operating adjustments, we are confident of delivering profitable growth in FY16.”

Operating Highlights:

•	For the first six months, gross booking increased 57% year over year
•	Significant progress on Exony integration with teams and technologies now integrated into the eGain platform
•	Launched eGain 14 with increased out of the box capabilities and enhanced APIs, significantly reducing deployment and upgrade effort
•	Announced new partnership with Nuance Communications, Inc. to jointly market integrated customer experience solutions across voice and digital channels
•	Launched Beta version of CJA (Customer Journey Analytics) Service at eGain World San Jose in November
•	Appointed ex-CTO of Avaya, Brett Shockley, to Board of Directors
•	Announced new $20 million credit facility with Wells Fargo Capital Finance

Financial Update:

Total GAAP revenue for the fiscal second quarter was $18.9 million, an increase of 7% on a year over year basis. Total GAAP revenue on a constant currency basis, reflecting the strengthening US dollar compared to foreign currencies, was $19.6 million, an increase of 9% year over year.    Subscription and support revenue for the fiscal second quarter was $11.0 million, an increase of 7% on a year over year basis. Subscription and support revenue on a constant currency basis, reflecting the strengthening US dollar compared to foreign currencies, was $11.3 million, up 9%.    License revenue for the fiscal second quarter was $3.6 million, an increase of 17% on a year over year basis. Professional services revenue for the fiscal second quarter was $4.4 million, flat on a year over year basis.

For the six months ended December 31, 2014, total GAAP revenue was $39.6 million, an increase of 19% from the same period last year. Subscription and support revenue was $21.4 million, an increase of 9% from the same period last year. License revenue was $10.3 million, an increase of 49% from the same period last year. Professional services revenue was $7.9 million, an increase of 17% from the same period last year.

Gross profit for the fiscal second quarter was $10.7 million, compared to $11.8 million for the second quarter of fiscal 2014. Gross margin for the fiscal second quarter was 56%, compared to 67% in the second quarter last year. The subscription and support revenue gross margin for the fiscal second quarter was 70%, compared to 81% in the second quarter last year.

For the six months ended December 31, 2014, gross profit was $24.4 million, compared to $22.0 million for the same period last year. Gross margin was 62%, compared to 66% for the same period last year. The subscription and support revenue gross margin for the six months ended December 31, 2014 was 71%, compared to 80% for the same period last year.

Adjusted EBITDA for the fiscal second quarter was a loss of $2.4 million compared to a loss of $269,000 for the second quarter of fiscal 2014.

For the six months ended December 31, 2014, adjusted EBITDA was a loss of $1.5 million compared to a loss of $1.2 million for the same period last year.

GAAP net loss for the fiscal second quarter was $5.5 million, or a loss of $0.20 per share on a basic and diluted basis, compared to net loss of $1.2 million, or $0.05 per share on a basic and diluted basis, for the second quarter of last year.

For the six months ended December 31, 2014, GAAP net loss was $7.1 million, or a loss of $0.27 per share on a basic and diluted basis, compared to net loss of $3.2 million, or $0.13 per share on a basic and diluted basis, for the same period last year.

Total cash, cash equivalents and restricted cash increased to $9.3 million as of December 31, 2014, compared to $8.8 million as of June 30, 2014.

Total deferred revenue (which includes both deferred revenue on the balance sheet of $12.6 million and unbilled deferred revenue that remains off balance sheet of $29.1 million, collectively representing contractual commitments that have not been recognized as revenue) was $41.7 million as of December 31, 2014, compared to $36.3 million as of June 30, 2014.

Fiscal 2015 Guidance:

eGain is revising its total annual revenue guidance for fiscal 2015, ending June 30, 2015, to between $80 million and $85 million. Based on recent cost adjustments, the company currently expects to exit fiscal 2015 with an adjusted EBITDA run rate of at least 5%.

The three primary reasons for the revised annual revenue guidance are:

•	A reduction in expected annual revenue contribution from Exony.
•	A reduction in expected annual professional services revenue as a result of a simplified product set, best practice implementations, and increased partner leverage.
•	The strengthening of the U.S. dollar compared to foreign currencies.

Non-GAAP Financial Measures:

The reported results include adjusted EBITDA, a non-GAAP financial measure, defined as net income (loss), adjusted for the impact of purchase accounting adjustments to deferred revenue related to acquisitions, depreciation and amortization, stock-based compensation expense, interest expense, net, income tax (benefit) provision, amortization of acquired intangible assets, acquisition-related expenses and severance and related charges. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. eGain’s management uses these non-GAAP measures to compare the company’s performance to that of prior periods for trend analyses, and for budgeting and planning purposes. eGain believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other software companies, many of which present similar non-GAAP financial measures to investors, and that it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making.  Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release are included with the financial tables at the end of this release. eGain urges investors to review the reconciliation and not to rely on any single financial measure to evaluate the company’s business.

Quarterly Conference Call

eGain will discuss its quarterly results today via teleconference at 2:00 p.m. Pacific Time. To access the live call, please dial (888) 510-1785 (U.S. toll free) or (719) 325-2432 (international), and give the participant pass code 5395297. A live webcast of the call can be accessed from the investors section at www.egain.com. An audio replay of the conference call can be accessed at (888) 203-1112 (U.S. toll-free) or (719) 457-0820 (international). The replay will be available starting two hours after the call and remain in effect for one week. The required pass code is 5395297. An archive of the webcast will also be available on the investors section at www.egain.com.

About eGain

eGain’s customer engagement solutions power digital transformation for leading brands. Our top-rated cloud applications for social, mobile, web, and contact centers help clients deliver connected customer journeys in a multichannel world. To find out more about eGain Corporation, visit http://www.egain.com/company/investors/

Headquartered in Sunnyvale, California, eGain has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.eGain.com or call our offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC).

Cautionary Note Regarding Forward-Looking Statements. This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other matters, statements about the Company’s market opportunities, statements pertaining to Company’s integration of Exony, statements referring to organizational changes, statements about the Company’s financial results for the fiscal second quarter and the six months ended December 31, 2014, statements with respect to total revenue, statements regarding deferred revenue, subscription and support revenue, license revenue and statements regarding our fiscal 2015 guidance, including sources of revenue and business mix. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company’s results could differ materially from the results expressed or implied by the forward-looking statements we make. The risks and uncertainties referred to above include, but are not limited to; risks that our hybrid revenue model and lengthy sales cycles may negatively affect our operating results; risks related to our reliance on a relatively small number of customers for a substantial portion of our revenue; our ability to successfully integrate Exony; our ability to compete successfully and manage growth; our ability to develop and expand strategic and third party distribution channels; risks associated with new product releases; our ability to comply with the covenants of the Wells Fargo Credit Agreement; risks related to our international operations; our ability to invest resources to improve our products and continue to innovate; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 12, 2014, and eGain’s quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s Web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain. All other company names and products are trademarks or registered trademarks of their respective companies.

eGain	MKR Group Investor Relations
Charles Messman, VP Finance	Todd Kehrli or Jim Byers
Phone: 408-636-4500	Phone: 323-468-2300
Email: ir@egain.com	Email: egan@mkr-group.com

eGain Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2014	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$8,296	$8,785
Restricted cash	1,017	30
Accounts receivable, net	10,736	11,163
Deferred commissions	533	865
Prepaid and other current assets	1,867	1,348
Total current assets	22,449	22,191
Property and equipment, net	3,941	4,489
Deferred commissions, net of current portion	178	337
Intangible assets	9,010	—
Goodwill	13,230	4,880
Other assets	1,193	750
Total assets	$50,001	$32,647

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,555	$2,162
Accrued compensation	7,159	5,729
Accrued liabilities	2,894	1,456
Deferred revenue	11,473	12,920
Capital lease obligation	437	392
Bank borrowings	500	1,417
Total current liabilities	25,018	24,076
Deferred revenue, net of current portion	1,157	793
Capital lease obligations, net of current portion	386	625
Bank borrowings, net of current portion	16,500	3,583
Other long term liabilities	2,043	521
Total liabilities	45,104	29,598
Stockholders' equity:
Common stock	27	25
Additional paid-in capital	339,779	330,657
Notes receivable from stockholders	(76)	(83)
Accumulated other comprehensive loss	(1,156)	(970)
Accumulated deficit	(333,677)	(326,580)
Total stockholders' equity	4,897	3,049
Total liabilities and stockholders' equity	$50,001	$32,647

eGain Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
Subscription and support	$10,956	$10,246	$21,401	$19,712
License	3,583	3,065	10,311	6,903
Professional services	4,364	4,354	7,895	6,732
Total revenue	18,903	17,665	39,607	33,347
Cost of subscription and support	3,264	1,951	6,143	3,922
Cost of license	26	26	54	52
Cost of professional services	4,951	3,859	9,031	7,395
Total cost of revenue	8,241	5,836	15,228	11,369
Gross profit	10,662	11,829	24,379	21,978
Operating expenses:
Research and development	4,160	2,390	7,901	4,496
Sales and marketing	9,599	8,617	18,104	16,012
General and administrative	2,573	1,930	5,515	4,136
Total operating expenses	16,332	12,937	31,520	24,644
Loss from operations	(5,670)	(1,108)	(7,141)	(2,666)
Interest expense, net	(145)	(37)	(268)	(129)
Other income (expense), net	163	(18)	153	(278)
Loss before income tax benefit (provision)	(5,652)	(1,163)	(7,256)	(3,073)
Income tax benefit (provision)	191	(54)	159	(148)
Net loss	$(5,461)	$(1,217)	$(7,097)	$(3,221)

Per share information:
Basic and diluted net loss per common share	$(0.20)	$(0.05)	$(0.27)	$(0.13)
Weighted average shares used in computing basic and diluted net loss per common share	26,657	25,356	26,422	25,267

Summary of amortization of purchased intangibles from business combinations in the costs and expenses above:
Cost of revenue	$67	$—	$108	$—
Research and development	$437	$—	$704	$—
Sales and marketing	$172	$—	$278	$—
General and administrative	$19	$—	$30	$—

Summary of stock-based compensation included in the costs and expenses above:
Cost of revenue	$174	$85	$303	$152
Research and development	$217	$52	$410	$99
Sales and marketing	$195	$160	$319	$293
General and administrative	$164	$97	$276	$196

eGain Corporation

GAAP to Non-GAAP Reconciliation Table

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Adjusted EBITDA
Net loss	$(5,461)	$(1,217)	$(7,097)	$(3,221)
Add: Purchase accounting adjustments to deferred revenue related to acquisitions	162	—	248	—
Depreciation and amortization	623	463	1,291	984
Stock-based compensation expenses	750	394	1,308	740
Interest expense, net	145	37	268	129
Income tax (benefit) provision	(191)	54	(159)	148
Amortization of acquired intangible assets	695	—	1,120	—
Acquisition-related expenses	229	—	844	—
Severance and related charges	644	—	704	—
Adjusted EBITDA	$(2,404)	$(269)	$(1,473)	$(1,220)

eGain Corporation

Supplemental Financial Information

(in thousands)

(unaudited)

	Three Months Ended				Six Months Ended
	December 31,				December 31,
		Percent Change				Percent Change
	2014	Actual	Constant	2013	2014	Actual	Constant	2013

Total revenue	$18,903	7%	9%	$17,665	$39,607	19%	19%	$33,347
Gross profit	$10,662	(10)%	(8)%	$11,829	$24,379	11%	11%	$21,978
Total operating expenses	$16,332	26%	29%	$12,937	$31,520	28%	28%	$24,644
Loss from operations	$(5,670)	NM	NM	$(1,108)	$(7,141)	NM	NM	$(2,666)
Net loss	$(5,461)	NM	NM	$(1,217)	$(7,097)	NM	NM	$(3,221)

* NM - Not Meaningful